Exhibit 2

ADB Systems International Ltd.
Consolidated Balance Sheets
(expressed in thousands of dollars)
(Canadian GAAP, Unaudited)

	March 31	March 31	December 31
	2006	2006	2005
	(unaudited)	(unaudited)	(audited)
	(in $C)	(in $US)	(in $C)

		1.1670
		translated
		into $US at
		Cdn$ 1.1670
		for
		convenience

Cash	$863	$740	$278
Restricted Cash	$-	$-	$-
Marketable securities	13	11	13
Other current assets	1,510	1,295	1,295
Other assets	221	189	257
Total assets	$2,607	$2,234	$1,843

Accounts payable and accrued liabilities	$2,105	$1,804	$2,129
Due to related parties	92	79	137
Deferred revenue	490	420	141
Current portion of secured subordintated notes	356	305	343
Non-current portion of secured subordintated notes	2,112	1,810	1,800
Minority interest	3	3	3
Total shareholders' deficiency	(2,551)	(2,187)	(2,710)
Total liabilities and shareholders' equity (deficiency)	$2,607	$2,234	$1,843

ADB Systems International Ltd.
Consolidated Statements of Operations
(expressed in thousands of dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended
	March 31
	2006	2006	2005
	($C)	($US)	($C)

		translated
		into US$ at
		1.1670
		Cdn$ 1.1670
		for
		convenience

Revenue	$1,722	$1,476	$1,536

Operating expenses
General and administrative	841	721	1,026
Customer service and technology	884	757	929
Sales and marketing costs	142	122	137
Employee stock options	47	40	23
Depreciation and amortization	36	31	33
Other income	-	-	(42)
Total operating expenses	1,950	1,672	2,106

Loss from operations	(228)	(196)	(570)

Interest expense
Cash interest expense	107	92	71
Accretion of secured subordinated notes	145	124	95
	252	216	166

Net loss for the period	$(480)	$(412)	$(736)

Net loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.01)

Weighted average common shares	74,208	74,208	71,370

RECONCILIATION OF NET LOSS TO EBITDA

	Three Months Ended
	March 31
	2006	2006	2005
	($C)	($US)	($C)

		translated
		into US$ at
		1.1670
		Cdn$ 1.1670
		for
		convenience

Net loss for the period, as per above	$(480)	$(411)	$(736)

Reconciling items:
Employee stock options	47	40	23
Interest expense:
Cash interest expense	107	92	71
Accretion of secured subordinated notes	145	124	95
Depreciation and amortization	36	31	33
Other income	-	-	(42)
EBITDA	(145)	(124)	(556)